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                                                              EXHIBIT (n)(2)(ii)


                          INDEPENDENT AUDITORS' REPORT

The Board of Trustees and Shareholders of
  Van Kampen Prime Rate Income Trust:

We have audited the financial highlights of the Van Kampen Prime Rate Income Trust for each of the years in the three-year period ending July 31, 1999. The financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on the financial highlights based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial highlights are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in principles used and significant estimates made by management, as well as evaluating the overall financial highlights presentation. We believe that our audits provide a reasonable basis for our opinion

In our opinion, the financial highlights referred to above present fairly, in all material respects, the financial highlights of the Van Kampen Prime Rate Income Trust for each of the years in the three-year period ending July 31, 1999, in conformity with generally accepted accounting principles.


/s/ KPMG LLP
Chicago, Illinois
September 14, 1999